EXHIBIT 99.1

Crestview Capital Master, LLC
95 Revere Drive, Suite F
Northbrook, IL  60062

24 February, 2004

VIA FACSIMILE
Scott B. Hollenbeck
Webb Group Financial Services, Inc.
12102-C East Mountain Street
Kernersville, NC  27784

Re:                               Assignment of Promissory Note, Warrant and Summary Term Sheet ($1,809,416.30)
Assignment of Promissory Note, Warrant and Summary Term Sheet ($1,607,437.63)
Assignment of Promissory Note ($78,649.32)
Assignment of Promissory Note ($204,496.75)
from Scott B. Hollenbeck d/b/a The Webb Group, Webb Group Financial Services, Inc., and The Webb Financial Services, Inc.(collectively “Assignor”) to Crestview Capital Master, LLC (“Assignee”) (collectively the “Transaction Documents”)

Dear Mr. Hollenbeck:

In connection with the above referenced transaction, and in consideration of the amounts paid to Assignor by Assignee, Assignor hereby agrees as follows:

1.                                       Warranties by Assignor.  Assignors represents and warrants to Assignee that:

a.               Assignor has taken all necessary action to authorize Assignor’s execution, delivery and performance of the Transaction Documents and has the power and authority to execute, deliver and perform under the Transaction Documents and all the transactions contemplated thereby, including but not limited to, the authority to sell, assign and transfer the Notes in accordance with the Transaction Documents and to perform its obligations under the Transaction Documents; and the Transaction Documents and all the obligations of Assignor thereunder are the legal, valid and binding obligations of Assignor;

b.              The execution and delivery of the Transaction Documents and the performance of the obligations thereunder by Assignor will not conflict with any provision of any law or regulation to which Assignor is subject or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement of instrument to which Assignor is a party or by which it is bound;

c.               Assignor has not assigned, mortgaged or hypothecated the Notes, the Warrants or Summary Term Sheets, as amended, the indebtedness evidenced thereby or any of the liens or security interests granted or created in connection therewith to any party;

d.              Assignor has not modified the Notes, Warrants or Summary Term Sheets, as amended, in any respect, or satisfied, canceled or subordinated the Notes, Warrants or Summary Term Sheets, as amended, in whole or in part, or executed any instrument of release, cancelation or satisfaction;

e.               National Coal Corporation, has no offsets, defenses or counterclaims with respect to the payment of any amounts under the Notes, the Warrants, the Summary Term Sheets, or any other related documents or instruments;

f.                 As of February 26, 2004, the aggregate outstanding principal balance owed under the Notes is $3,465,216.64, and the aggregate amount of accrued and unpaid interest under the Notes is $138,345.44; and

g.              The representations and warranties of Assignor shall survive consummation of the transaction contemplated under the Transaction Documents.

2.                                       Indemnification.  Assignor agrees to indemnify and hold harmless Assignee, its officers, managers, members, directors, employees, agents, representatives and attorneys, from and against any and all loss, liability, claim, damage and expense whatsoever (including, without limitation, attorneys’ fees) arising out of, based upon, or otherwise relating to (i) Assignor’s actions or failure to act with respect to the Notes, the Warrants, the Summary Term Sheets, or any other related documents or instruments provided that such indemnification and hold harmless shall not apply to conditions or events occurring subsequent to Assignee’s purchase of the Notes or (ii) any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Assignor under the terms of Transaction Documents or this Letter Agreement.

3.                                       Further Assurances.  Assignor and National Coal Corporation agree to do all acts or things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms or provisions of the Transaction Documents and the obligations, covenants, terms or conditions of Assignor and National Coal Corporation as may required thereunder or under the Notes, the Warrants, the Summary Term Sheets, or any other related documents or instruments.

4.                                       Defined Terms.  To the extent not otherwise defined in this Letter Agreement, terms used herein shall have the meaning ascribed to them in the Transaction Documents and the respective Notes, Warrants, the Summary Term Sheets, as amended, or any other related documents or instruments.

[Signature Page to follow]

Assignor:		National Coal Corporation

/s/ Scott B. Hollenbeck		By:	/s/ Jon E. Nix
Scott B. Hollenbeck d/b/a			Jon E. Nix, President
The Webb Group

Webb Group Financial Services, Inc.

By:	/s/ Scott B. Hollenbeck
Scott B. Hollenbeck, President

The Webb Financial Services, Inc.

By:	/s/ Scott B. Hollenbeck
Scott B. Hollenbeck, President

Assignee:

Crestview Capital Master, LLC

By:	/s/ Stewart R. Flink
Stewart R. Flink, Managing Member